Promissory Note

[Following this cover page is the Promissory Note.]

PROMISSORY NOTE
$9,000,000.00		December 9, 2010

I.	COVENANT TO PAY.

FOR VALUE RECEIVED, G & E HC REIT II SURGICAL HOSPITAL OF HUMBLE, LLC, a Delaware limited liability company (herein called “Maker”, whether one or more), promises to pay to the order of AMERICAN MOMENTUM BANK [herein, together with all subsequent holders of this Promissory Note (“Note”), called “Payee"], on or before the Maturity Date (as hereinafter defined), the principal sum of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00), or so much thereof as may actually be outstanding hereunder, together with interest on the unpaid principal balance from time to time outstanding at the rate herein specified and otherwise in strict accordance with the terms and provisions hereof.

II.	INTEREST RATE COMPUTATION.

2.1 Interest Rate. Except as otherwise provided herein, interest on the principal balance of this Note outstanding from time to time shall accrue at the lesser of: (a) the Applicable Rate (as defined herein); or (b) the Maximum Lawful Rate (as defined herein). Notwithstanding any language contained in this Note or the Loan Documents, the Applicable Rate shall never be less than five and three-fourth percent (5.75%) per annum.

2.2 Default Rate. Upon the occurrence of an Event of Default hereunder or under any of the Loan Documents (as defined herein), at the option of the Payee, the principal balance of this Note then outstanding shall bear interest for the period beginning with the date of occurrence of such default at the Default Rate (as defined herein).

2.3 Definitions. As used in this Note and the Loan Documents, the following terms shall have the respective meanings indicated below. In addition, defined terms used herein shall be as defined in the Loan Agreement.

"Applicable Rate” shall mean the rate of interest equal to the 30 Day LIBOR plus three and one-fourth percent (3.25%) per annum, initially determined as of the date hereof, and thereafter adjusted daily (“Loan Adjustment Date”) based on the 30 Day LIBOR plus three and one-fourth percent (3.25%) in effect as of each Loan Adjustment Date. Notwithstanding any language contained in this Note or the Loan Documents, the Applicable Rate shall never be less than five and three-fourth percent (5.75%) per annum.

"Business Day” shall mean a day of the year on which banks are not required or authorized to close in Dallas, Texas and, in connection with determining the LIBOR Lending Rate, dealings are carried on in the London interbank market and banks are open for business in London.

"Charges” shall mean all fees and charges, if any, contracted for, charged, received, taken or reserved by Payee in connection with the transactions relating to this Note and the indebtedness evidenced hereby or by the Loan Documents which are treated as interest under applicable law.

"Default Rate” shall mean the sum of the Applicable Rate in effect from day to day plus five percent (5%) per annum, not to exceed the Maximum Lawful Rate.

"30 Day LIBOR” shall mean the fluctuating rate of interest equal to the one month London Interbank Offered Rate as published in the “Money Rates” section of Bloomberg (or, if such source is not available, such alternate source as determined by American Momentum Bank) (the “Index”). Any change in the rate will take effect on the effective date as quoted the day of the rate change. If no rate is quoted on that date, the rate quoted on the day most immediately preceding that determination date on which a rate was quoted in Reuter’s Monitor Money Rates Service. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.

"Loan Agreement” shall mean that certain Loan Agreement of even date herewith executed by and between Maker, as borrower thereunder and Payee, as lender thereunder.

"Maturity Date” shall mean December 9, 2011.

"Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by this Note and the other Loan Documents.

2.4 Interest Limitation Recoupment. Notwithstanding anything in this Note to the contrary, if at any time: (a) interest at the Applicable Rate; (b) interest at the Default Rate, if applicable; and (c) the Charges computed over the full term of this Note, exceed the Maximum Lawful Rate, then the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Lawful Rate; provided, however, that any subsequent reduction in the Applicable Rate shall not cause a reduction of the rate of interest payable hereunder below the Maximum Lawful Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if such interest rate had at all times been in effect.

2.5 Computation Period. Interest on the indebtedness evidenced by this Note shall be calculated on the basis of a 360 day year and shall accrue on the actual number of days any principal balance hereof is outstanding.

III.	PAYMENTS.

	3.1	Payment Schedule.

Installments of principal in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) plus accrued interest (in arrears) based upon the then Applicable Rate shall be paid monthly on the ninth (9th) day of each month beginning January 9, 2011 and continuing thereafter on the ninth day of each successive month until the Maturity Date. The Applicable Rate shall be adjusted on each Loan Adjustment Date. The payment must be adjusted on each applicable Loan Adjustment Date to give effect to the adjustment to the Applicable Rate. The amount of the initial and adjusted installments of principal and interest, as aforesaid, shall be calculated by Payee as soon as possible after each and every adjustment in the Applicable Rate, and shall be sent in writing to Maker on or prior to the date that Maker will be required to make an installment payment based upon such adjusted amount.

The outstanding principal balance hereof, and any and all accrued by unpaid interest hereon, shall be finally due and payable on the Maturity Date or upon earlier maturity hereof by acceleration.

3.2 Application. Except as hereinafter provided, all payments on this Note shall be applied in the following order of priority: (a) the payment or reimbursement of any expenses, costs or obligations (other than the principal hereof and interest hereon) for which Maker shall be obligated or Payee entitled pursuant to the provisions hereof or of the other Loan Documents; (b) the payment of accrued but unpaid interest hereon; and (c) the payment of all or any portion of the principal balance then outstanding hereunder, in the direct order of maturity. If Maker is in default hereunder or under any of the Loan Documents, then Payee may, at the sole option of Payee, apply any such payments, at any time and from time to time, to any of the items specified in clauses (a), (b) or (c) in the preceding sentence without regard to the order of priority specified in the preceding sentence and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

3.3 Place. All payments hereunder shall be made to Payee at its offices located at One Urban Centre, 4830 W. Kennedy Boulevard, Suite 200, Tampa, Florida 33609 or at the address Payee may from time to time designate in writing to Maker.

3.4 Business Days. If any payment of principal or interest on this Note shall become due and payable on a Saturday, Sunday or any other day on which Payee is not open for normal business, such payment shall be made on the next succeeding business day of Payee. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

3.5 Legal Tender. All amounts payable hereunder are payable in lawful money or legal tender of the United States of America.

3.6 Prepayment. Maker shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof, but must also pay the amount of then accrued but unpaid interest on the amount of principal being so prepaid. Any such partial prepayments of principal shall be applied in inverse order of maturity to the last maturing installment(s) of principal.

3.7 Escrow Payment. In addition to the payment of principal and interest as otherwise specified herein, Maker shall be required to make a payment to establish an escrow account for the payment of ad valorem taxes and insurance premiums, all as specified in the Deed of Trust (as herein defined).

3.8 Late Charge. In addition to the payments otherwise specified herein, subject to the provisions of Section 6.4 hereof, if Maker fails, refuses or neglects to pay, in full, any installment or portion of the indebtedness evidenced hereby, as and when same shall be due and payable and for a period of ten (10) days thereafter, then after such ten (10) day grace period Maker shall be obligated to pay to Payee a late charge equal to five percent (5%) of the amount of such delinquent payment to compensate Payee for Maker’s default and the additional costs and administrative efforts required by reason of such default.

IV.	DEFAULT AND REMEDIES.

4.1 Default. An “Event of Default” shall occur hereunder if: (a) Maker shall fail to pay, in full, any installment of the indebtedness evidenced hereby and such failure shall not be remedied within ten (10) days from the date the installment is due and payable, provided the grace period shall not be applicable to sums due and payable at the Maturity Date or upon acceleration hereof; (b) Maker shall refuse or neglect to cure non-monetary obligations within thirty (30) days after written notice from Payee to Maker and any Guarantor hereof, however, subject to such further cure period requirements as are required by Payee as set forth in the Deed of Trust or Loan Agreement; or (c) an Event of Default (as defined and used in any of the other Loan Documents) shall occur under any of the other Loan Documents.

4.2 Remedies. Upon the occurrence of an Event of Default under this Note or any of the Loan Documents (as herein defined), then Payee may, at its option, without further notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on, this Note immediately due and payable, foreclose all liens and security interests securing payment hereof, pursue any and all other rights, remedies and recourses available to Payee or pursue any combination of the foregoing. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative.

4.3 Waiver. Except as specifically provided in the Loan Documents and herein, Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Maker and any endorsers or guarantors hereof agree: (a) that the time for any payments hereunder may be extended from time to time without notice and consent; (b) to the acceptance of further collateral; and/or (c) the release of any existing collateral for the payment of this Note, all without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Maker under this Note or any endorser or guarantor hereof even though the Maker or such endorser or guarantor is not a party to such agreement.

4.4 No Waiver. Failure of Payee to exercise any of the options granted herein to Payee upon the happening of one or more of the events giving rise to such options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Payee at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of the Payee.

4.5 Collection Costs. Maker agrees to pay all costs of collection hereof when incurred, including attorneys’ fees, whether or not any legal action shall be instituted to enforce this Note.

V. MISCELLANEOUS.

5.1 Loan Documents. This Note is issued pursuant to a Loan Agreement of even date herewith executed by Maker, as borrower, and Payee, as lender, (the “Loan Agreement”) and is secured, inter alia, by a Deed of Trust (“Deed of Trust”) of even date herewith executed by Maker in favor of Julius C. Dunlap, Trustee, for the benefit of Payee, covering certain real property situated in Harris County, Texas, as more particularly described therein (this Note, the aforesaid Loan Agreement and Deed of Trust, and all the other documents evidencing, securing or pertaining to the transaction in which the indebtedness evidenced hereby was incurred are, collectively, referred to as the “Loan Documents”).

5.2 Notices. All notices or other communications required or permitted to be given pursuant hereto shall be in writing and shall be deemed properly given if: (a) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (b) by delivering same in person to the intended addressee; or (c) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective two (2) days after its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth herein. For purposes of such notices, the addresses of the parties shall be as follows:

Payee:	AMERICAN MOMENTUM BANK One Momentum Boulevard College Station, Texas 77845 ATTENTION: KEVIN S. KURTZ FAX NO: (979) 599-9375	Maker:	G & E HC REIT II SURGICAL HOSPITAL OF HUMBLE, LLC 1551 North Tustin Avenue, Suite 300 Santa Ana, California 92705 ATTENTION: DANNY PROSKY FAX NO: (714) 667-0611

Copy to:	PAYNE, MALECHEK, SCHERR, CAMPBELL & MOORE P.C. P.O. Box 6900 Bryan, Texas 77805-6900 ATTENTION: TREY MALECHEK FAX NO: (979) 731-8333

5.3 Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES. THIS NOTE IS PERFORMABLE IN BRAZOS COUNTY, TEXAS. Any action or proceeding under or in connection with this Note against Maker or any other party ever liable for payment of any sums of money payable on this Note may be brought in any state or federal court in Brazos County, Texas. Maker and each such other party hereby irrevocably: (a) submits to the nonexclusive jurisdiction of such courts; and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

5.4 Interest Limitation.

a. Savings Clause. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note and the Related Indebtedness (or applicable United Stated federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, any of the other Loan Documents or any other communication or writing by or between Maker and Payee related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of Payee’s exercise of the option to accelerate the maturity of this Note and/or the Related Indebtedness, or (iii) Maker will have paid or Lender will have received by reason of any voluntary prepayment by Maker of this Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of this Note and/or the Related Indebtedness (or, if this Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker and/or credit such excess interest against this Note and/or any Related Indebtedness then owing by Maker to Payee. Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against this Note and/or the Related Indebtedness then owing by Maker to Payee. All sums contracted for, charged, taken, reserved or received by Payee for the use, forbearance or detention of any debt evidenced by this Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to this Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

b. Ceiling Election. To the extent that Payee is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note and/or any other portion of the Indebtedness, Payee will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Payee will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect.

5.5 Captions. The article and section headings used in this Note are for convenience of reference only and shall not affect, alter or define the meaning or interpretation of the text of any article or section contained in this Note.

5.6 Joint and Several Liability. If this Note is executed by more than one party, each such party shall be jointly and severally liable for the obligations of Maker under this Note. If Maker is a partnership, each general partner of Maker shall be jointly and severally liable hereunder, and each such general partner hereby waives any requirement of law that in the event of a default hereunder Payee exhaust any assets of Maker before proceedings against such general partner’s assets.

5.7 NO ORAL AGREEMENTS. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE. The provisions of this Note and the Loan Documents may be amended or revised only by a written instrument signed by the Maker and Payee.

5.8 WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT HEREBY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS RELATED TO THIS TRANSACTION.

EFFECTIVE as of the date and year first above written.

MAKER:
G & E HC REIT II SURGICAL HOSPITAL OF

HUMBLE, LLC, a Delaware limited liability company

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Authorized Signatory

PREPARED IN THE LAW OFFICE OF:
PAYNE, MALECHEK, SCHERR, CAMPBELL & MOORE, P.C.
P.O. BOX 6900
BRYAN, TEXAS 77805
TREY MALECHEK
10-0402